EXHIBIT 10.12

EMPLOYMENT  AGREEMENT

Employment Agreement, between WECOSIGN Inc (the "Company") and Frank Jakubaitis (the "Employee").

1. For good consideration, the Company employs the Employee on the following terms and conditions.

2. Term of Employment. Subject to the provisions for termination set forth below this agreement will begin on May 1st, 2009.

3. Salary. The Company shall pay Employee a salary of  $ 13, 900.00  per month, for the services of the Employee, payable at regular payroll periods.  Payroll Periods are the 1st and the 15th of each month.

4. Duties and Position. The Company hires the Employee in the capacity of Chairman and CEO. The Employee's duties may be reasonably modified by the Company's board of directors from time to time.

5. Employee to Devote Full Time to Company. The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

6. Confidentiality of Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee.

7. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8. Vacation. The Employee shall be entitled to a yearly vacation of TWO weeks at full pay, per year.

9. Disability. In the event that the Employee is prevented from performing his usual duties for a period of three consecutive months, or for shorter periods aggregating more than four months in any 12 month period by reason of physical or mental disability, the Company shall nevertheless continue to pay full salary up to and including the last day of the third consecutive month of disability.

10. Termination of Employment and Agreement. Without cause or reason the Company may terminate this agreement and the employee at any time, for any reason, upon one day’s written notice without financial penalty, or consequences.

11. Restriction on Post Employment Compensation. For a period of  one year after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the company, either by soliciting any of its accounts or by operating within Employer's general trading area.

12. Assistance in Litigation. Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

13. Oral Modifications Not Binding. This instrument is the entire agreement between the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Signed this 1st day of may 2009

/s/ Frank Jakubaitis	/s/ Frank Jakubaitis
Company	Employee Frank Jakubaitis CEO